SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 17, 2006
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Stuart L. Green was retained to fill the position of General Manager and Vice President of Operations and commenced his employment with the Company on October 16, 2006. In connection with his employment, Mr. Green will be paid an annual base salary of $140,000, which amount may be adjusted periodically at the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. Mr. Green is also eligible for an annual discretionary bonus, based on both corporate and individual goals. The Company entered into a change of control agreement with Mr. Green effective as of October 16, 2006 (the “COC Agreement”). As an inducement to join the Company, the Company granted Mr. Green an option to purchase 100,000 shares of common stock at an exercise price of $0.75 per share, the closing price of the Company’s common stock on October 13, 2006, in accordance with the terms and conditions of the Company’s 2006 Omnibus Equity Incentive Plan. One-half of the options vest immediately and one-half of the options shall vest on October 16, 2007, or earlier upon a “change of control” under the COC Agreement. In addition, the Company granted Mr. Green 50,000 shares of restricted common stock pursuant to the Company’s 2006 Omnibus Equity Incentive Plan, which will vest one-half after one-year of employment and one-half after two-years of employment.
     The COC Agreement is effective only in the event of a “change of control” of the Company, as defined in the COC Agreement. Upon the occurrence of such a change in control, the Company has agreed to continue the employment of Mr. Green and he has agreed to remain in the Company’s employ for a period of twelve months during the first two years of employment and eighteen months thereafter (the “Employment Period”). During the Employment Period, Mr. Green shall receive a prorated annual base salary at least equal to twelve times the highest monthly base salary paid to him during the twelve-month period immediately preceding the month in which the change of control occurs. Further, the COC Agreement provides that Mr. Green may terminate his respective COC Agreement for “good reason.” “Good reason” is defined in the COC Agreement to include (1) a significant diminution of his duties, (2) a failure of the Company to pay salary and other amounts due under the COC Agreement, (3) requiring him to move beyond a 20 mile radius of the Company’s principal office, (4) an unauthorized termination of Mr. Green, or (5) a failure of the Company to require any successor company to honor the provisions of this COC Agreement. If terminated without “cause” (as defined in the COC Agreement) or for good reason, Mr. Green is entitled to receive (1) payment of his annual base salary through the date of termination to the extent not theretofore paid, (2) payment of any accrued bonus, (3) payment of any compensation previously deferred by Mr. Green (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company, and (4) payment of annual base salary and continuation of benefits for the remainder of the Employment Period.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

10.1	Form of Change of Control Agreements between Canyon Resources Corporation and certain of its Executive Officers and a Schedule of such Agreements.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: October 17, 2006	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change of Control Agreements between Canyon Resources Corporation and certain of its Executive Officers and a Schedule of such Agreements.